Exhibit 99.1
PRESS RELEASE

TEGO CYBER ENTERS INTO COLLABORATION AGREEMENT WITH IONNOVATE LLC

LAS VEGAS, NV, September 16, 2021/ACCESSWIRE/ -- Tego Cyber Inc. (OTCQB:TGCB), an emerging developer of proactive cyber threat intelligence applications and solutions, today announced that it has entered a Master Services Agreement (MSA) with IONnovate, LLC, a premier application development firm based in Las Vegas, Nevada, to supplement the current development team with additional resources to enhance the scalability and expedite the rollout of the Company’s threat intelligence platform. The services to be performed by IONnovate will include application programming interface (API) integration to third party SIEM applications.

Shannon Wilkinson, CEO of Tego Cyber, commented, “Given the success of our pilot program, we are delighted with our partnership with IONnovate which we believe will help enhance development and accelerate our commercial rollout, including the integration of 10 SIEM platforms over the next two years. By working with IONnovate, we will be able to engage a talented, passionate workforce right in our own backyard supporting the local Las Vegas community as we rapidly grow the Company. Overall, we are extremely pleased with the customer feedback and market response to the Tego Threat Intelligence Platform and look forward to introducing our offering across a wide array of enterprise customers through integration with market leading SIEM platforms.”

Michael Lee Sherwood, Chief Innovation Officer for the City of Las Vegas, stated, “Companies like Tego Cyber Inc. and IONnovate continue to change the way the rest of the country views Las Vegas. We are an iconic city that is doing things that other cities do not as we continue to lead in innovative technologies and creating opportunities for business. ‘We don’t follow trends — we create them.’”

Joshua Leavitt, CEO at IONnovate, LLC, further noted, “We are excited to partner with Tego Cyber and look forward to providing our extensive development capabilities to support the commercial rollout of the Tego Threat Intelligence Platform. There is a significant unmet need for this platform, which allows cybersecurity teams to not only identify threats, but also provides a detailed and fully automated analysis of which threats need to be acted upon immediately.”

About IONnovate, LLC.
IONnovate is an application development firm that helps businesses quickly bring their ideas and products to market as experts in design, application development, prototyping, and web strategy. With a shortage of experienced developer talent, many businesses suffer from delays in development, increased labor costs, and retainment challenges. Our unique Launchpad model solves these issues by blending apprentices and experienced developers to significantly build an employable talent pool through mentorship and performance. This works by partnering with clients who work directly with our experienced developers during the project’s discovery, requirements, and delivery stages, while the apprentice developer teams develop the product under the supervision and guidance of our experienced developers. Once the project is complete, clients can recruit the apprentice developers that worked on their product. With our model, businesses gain a competitive advantage by building teams through mitigated risk.

About Tego Cyber Inc.
Tego Cyber Inc. (OTCQB:TGCB, “the Company”) was created to capitalize on the emerging cyber threat intelligence market. The Company has developed a cyber threat intelligence application that integrates with top end security platforms to gather, analyze, then proactively identify threats to an enterprise network. The Tego Threat Intelligence Platform (TTIP) takes in vetted and curated threat data and after utilizing a proprietary process, the platform compiles, analyzes, and then delivers that data to an enterprise network in a format that is timely, informative, and relevant. The threat data provides additional context including specific details needed to identify and counteract threats so that security teams can spend less time searching for disparate information. The first version of the TTIP will integrate with the widely accepted SPLUNK platform to provide real-time threat intelligence to macro enterprises using the SPLUNK architecture. The Company plans on developing future versions of the TTIP for integration with other established SIEM systems and platforms including: Elastic, IBM QRadar, AT&T Cybersecurity, Exabeam, and Google Chronical. For more information, please visit www.tegocyber.com.

Tego Contact:
Tego Cyber Inc.
8565 S Eastern Avenue, Suite 150
Las Vegas, Nevada 89123
USA
Tel: 855-939-0100 (North America)
Tel: 725-726-7840 (International)
Email: info@tegocyber.com
Web: tegocyber.com
Facebook: facebook.com/tegocyber
LinkedIn: linkedin.com/company/tegocyber
Twitter: twitter.com/tegocyber

Tego Investor Relations:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: TGCB@crescendo-ir.com

IONnovate Contact:
IONnovate, LLC.
8414 Farm Road, Ste 180
Las Vegas, Nevada 89131
USA
Contact: Joshua Leavitt
Tel: 702-588-2462
Email: joshualeavitt@ionnovate.com
Web: ionnovate.com
LinkedIn: linkedin.com/company/ionnovate

8565 S. Eastern Avenue, Suite 150 Las Vegas, NV 89123 | tegocyber.com | +1 855 939-0100